Solasglas Investments, LP
c/o DME Advisors II, LLC
140 East 45th Street, 24th Floor
New York, NY 10017

December 27, 2019

Greenlight Reinsurance, Ltd.
Greenlight Reinsurance Ireland, DAC
65 Market Street, Suite 1207
Camana Bay
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands

Reference is made to (i) that certain letter agreement (the “Letter Agreement”), dated June 18, 2019, entered into in connection with the investments by Greenlight Reinsurance, Ltd. (“Greenlight Re”) and Greenlight Reinsurance Ireland, DAC (“GRIL”) in Solasglas Investments, LP, a Cayman Islands exempted limited partnership (the “Partnership”), and (ii) that certain amended and restated exempted limited partnership agreement of the Partnership, dated August 30, 2018, and effective September 1, 2018, as amended by an amendment dated February 26, 2019 (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Partnership Agreement.

The General Partner and the Investment Advisor each desire to amend the terms of the Letter Agreement and therefore, in accordance with the terms of the Letter Agreement, effective immediately, this amended and restated letter agreement (this “A&R Letter Agreement’) hereby amends and restates in full the Letter Agreement.

In accordance with the terms of the Partnership Agreement, the parties hereto agree that during the period from June 1, 2019, until June 30, 2020 (a) not less than 50% of the Investment Portfolio of each of Greenlight Re and GRIL shall be held in cash and cash equivalents, and (b) the portion of the Investment Portfolio of each of Greenlight Re and GRIL that is held in cash or cash equivalents will not be subject to any Management Fee or Performance Allocation.

This A&R Letter Agreement amends, restates and supersedes in full all prior understandings between the parties with respect to the subject matter hereof, including without limitation the Letter Agreement.

This A&R Letter Agreement may be executed in one or more counterparts, each one of which will be deemed an original, and all of which together will constitute one and the same agreement. This A&R Letter Agreement may not be amended or modified without the written consent of all of the parties hereto.

This A&R Letter Agreement constitutes a valid and binding agreement of the parties hereto, enforceable against each party in accordance with its terms.

If the above correctly reflects your understanding and agreement with respect to the foregoing matters, please so confirm by signing and returning the enclosed copy of this A&R Letter Agreement.
Very truly yours,

DME ADVISORS II, LLC

By: /s/ Daniel Roitman
Name: Daniel Roitman
Title: COO

DME ADVISORS, LP

By: /s/ Daniel Roitman
Name: Daniel Roitman
Title: COO

Accepted and agreed as of the date first written above:

GREENLIGHT REINSURANCE, LTD.

By: /s/ Tim Courtis
Name: Tim Courtis
Title: Chief Financial Officer

GREENLIGHT REINSURANCE IRELAND, DAC

By: /s/ Patrick O'Brien
Name: Patrick O'Brien
Title: CEO

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